                                                               EXHIBIT (b)(4)(a)


                [NATIONAL LIFE INSURANCE COMPANY LETTERHEAD]




We, NATIONAL LIFE INSURANCE COMPANY, agree to pay the proceeds of this contract, subject to its terms, to the Payee upon maturity of this contract.
We agree to pay the Death Benefit to the Beneficiary, subject to the terms of this contract, when we receive at our Home Office due proof that a human Owner, or the Annuitant if the Owner is not a human being, died prior to the Maturity Date.

The data and the terms on this and all following pages are part of this contract.

Signed for NATIONAL LIFE INSURANCE COMPANY at Montpelier, Vermont, as of the Date of Issue, by


                                        Chairman of the Board
                                                and
                                        Chief Executive Officer



                                        Secretary


                                        Registrar

--------------------------------------------------------------------------------

A FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY.  THIS CONTRACT IS PARTICIPATING.

ANNUITY PAYMENTS, DEATH BENEFITS, CASH SURRENDER VALUES, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A VARIABLE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE DAILY IN ACCORDANCE WITH FLUCTUATIONS IN THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND SO ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

TEN DAY RIGHT TO REVIEW CONTRACT. This contract, at any time within ten days after its receipt by the Owner, may be returned in person or by mail to us or to the agent through whom it was bought. Upon such return, the contract will be deemed void as of its Date of Issue. We will then refund the Contract Value plus any charges deducted at issue.

                                    INDEX


Page
1     ROLES IN THIS CONTRACT

1     Owner

1     Annuitant

1     Beneficiary

1     Payee

1     Change of Beneficiary or Payee

2     Trust Beneficiary or Payee

2     Unnamed Beneficiary or Payee

2     Simultaneous Deaths

2     Assignments

2     PREMIUMS

2     Payment of Premiums

2     Net Premium

2     Premium Allocation

3     INVESTMENT

3     Fixed Account

3     Interest Rates Credited to the Contract Value in the Fixed Account

3     Variable Account

3     Sub-Accounts

3     Valuation

3     Valuation Date and Valuation Period

4     CONTRACT VALUE

4     Contract Value

4     Contract Value in the Fixed Account

4     Contract Value in the Variable Account

4     Units in a Sub-Account

4     Unit Value

4     Net Investment Factor

4     Dividends

5     CONTRACT BENEFITS

5     Deferral of Maturity Date

5     Payment on Maturity

5     Death Benefit

5     Joint Owners

5     Cash Surrender Value

6     WITHDRAWALS AND TRANSFERS

6     Withdrawal Benefit

6     Systematic Withdrawals

6     Contingent Deferred Sales Charge

7     Waiver of Contingent Deferred Sales Charges on 15% of Contract Value

7 Waiver of Contingent Deferred Sales Charges for Confinement to an Eligible Nursing Home

7     General Withdrawal Terms

7     Allocation of Withdrawals

8     Allocation of Contingent Deferred Sales Charges

8     Transfers

8     Dollar Cost Averaging

8     Portfolio Rebalancing

9     CHARGES AGAINST THE CONTRACT VALUE

9     Mortality and Expense Risk Charge and Administration Charge

9     Annual Contract Fee

9     Rider Charges

9     Tax Charge

9     Transfer Charge





                                       I

Page
10    PAYMENT OPTIONS

10    Option Effective Date

10    General Payment Option Terms

10    Choice of Option

10    Fixed Payment Option

10    Variable Payment Option

11    Annuity Unit Value

11    Option 1 - Payments for a Stated Time

11    Option 2 - Payments for Life

11    Option 3 - Payments for Life
      with Period Certain

12    GENERAL TERMS

12    Consideration

12    Entire Contract

12    Contract Months, Years, and
      Anniversaries

12    Payment of Benefits

12    Postponement of Payments

12    Notices

12    Annual Report

12    Attained Age

13    Misstatement of Age or Sex

13    Proof of Age

13    Values

13    Limit on Transfer

13    Spendthrift Provision

13    Arbitration




Any Riders and Endorsements, and a copy of the application, follow page 13.





                                       II

We, National Life Insurance Company, agree to pay the proceeds of this contract, subject to its terms, to the Payee upon maturity of this contract.
We agree to pay the Death Benefit to the Beneficiary, subject to the terms of this contract, when we receive at our Home Office due proof that a human Owner, or the Annuitant if the Owner is not a human being, died prior to the Maturity Date.

ROLES IN THIS CONTRACT

If used, the term "estate" of any person shall be deemed to be a designation of the executors or administrators of that person's estate.

OWNER. The Owner holds all rights under this contract. The Owner may take action without the consent of and against the interest of any revocable Beneficiary or Payee. If the Owner has waived the right to change either the Beneficiary or the Payee, or both of them, action may be taken by the Owner only with the written consent of all irrevocable Beneficiaries and Payees.

If an instrument of trust is identified as the Owner of this contract, ownership will extend to such trust as amended if the trust is amendable, or to the successor(s) in said trust or assigns.

A Death Benefit is payable upon the death of the Owner if such death occurs prior to the Maturity Date.


ANNUITANT. The Annuitant has no rights and receives no benefits under this contract.

If the Owner is a human being, and the Annuitant dies prior to the Maturity Date, an Owner may name a new Annuitant during the first 90 days following the death of the Annuitant. If the Owner does not so name a new Annuitant, we will pay the Cash Surrender Value to the Beneficiary.

If the Owner is not a human being, and the Annuitant dies prior to the Maturity Date, we will pay a Death Benefit to the Beneficiary.


BENEFICIARY.  The Beneficiary receives the following benefits:

    1.  The Beneficiary receives the Death Benefit; and

    2. If income payments are being made under a Payment Option of this contract, the Beneficiary succeeds upon the death of the Owner to such rights in this contract as the Owner held upon his or her death.

Unless otherwise stated, the interest of any Beneficiary who dies will vest:

    1.  in the Owner, if living; otherwise

    2.  in the estate of the Beneficiary.

PAYEE.  The Payee receives all proceeds payable upon maturity of this contract.

Unless otherwise stated, the interest of any Payee who dies will vest:

    1.  in the Owner, if living; otherwise

    2.  in the Beneficiary.

Upon the death of the Payee, the Owner may name a new Payee. The schedule of payments under any operational Payment Option may not be extended when a new Payee is named.

CHANGE OF BENEFICIARY OR PAYEE. The Owner has the right to change the Beneficiary and Payee. If the Owner expressly waives this right, no change can be made without their written consent. A new Beneficiary or Payee may be named by filing at our Home Office written notice in such form as we may require. When notice is received at our Home Office, the change shall take effect as of the date the notice was signed. We will not be liable for any payment we make before receipt of the written notice at our Home Office.

TRUST BENEFICIARY OR TRUST PAYEE. Unless an authorized officer or registrar of the Company explicitly agrees in writing, the following provision shall apply when a trust is named as Beneficiary or as Payee:

In no event is the Company responsible for the application or disposition of any proceeds it pays to such trust. Payment to such trust is a full discharge of the liability of the Company. If a designated trust provides for successor trustees, the designation of this contract includes successor trustees. Likewise, if the trust allows amendments, the trust, if so amended, remains as a designated Beneficiary or Payee.

A Trust Beneficiary or Trust Payee is considered to be a Beneficiary or Payee who did not survive the Owner if:

    1.  the trust has been terminated; or

    2.  the specified testamentary trust does not qualify as such; or

    3. for any other reason a Trust Beneficiary or Trust Payee is not entitled to any proceeds.

UNNAMED BENEFICIARY OR PAYEE. We may rely on an affidavit by any person who in our judgment knows the facts to identify any Beneficiary or Payee not specified by name. All our liability shall cease when we pay on the basis of such affidavit.

If used, the term "children" of any person shall include only lawful children born to or legally adopted by that person.

SIMULTANEOUS DEATHS. If the timing of the deaths of the Owner and the Annuitant are such that we cannot discern the true order of the deaths, we will administer this contract as though the Owner predeceased the Annuitant.

If the timing of the deaths of the Owner and the Beneficiary are such that we cannot discern the true order of the deaths, we will administer this contract as though the Beneficiary predeceased the Owner.

ASSIGNMENTS. We are not responsible for the validity or effect of any assignment of this contract. We will not recognize any assignment until it has been filed at our Home Office.

PREMIUMS

PAYMENT OF PREMIUMS. A Minimum Initial Premium in the amount stated in the Data Section is due on the Date of Issue. We retain the right to hold the Minimum Initial Premium for up to five days while we wait for a complete application.

After the Date of Issue, we will not accept premium in an amount less than the Minimum Subsequent Premium stated in the Data Section. The sum of all premiums credited to this contract may not exceed the Premium Limit set forth in the Data Section, unless approved by us.

The first premium may be paid to us either at our Home Office or through our duly authorized agent in exchange for a receipt signed by that agent. Any later premiums must be paid to us at our Home Office. All premiums will be credited and allocated on the day we receive them.

NET PREMIUM. A Net Premium is any premium paid less any state premium tax assessed against the premium as required by the state in which the Annuitant resides.

If a premium tax is required by the state in which the Annuitant resides, and the tax was not assessed against the premium at the time the premium was paid, the tax will be assessed against distributions from this contract as necessary.

PREMIUM ALLOCATION. The Owner has the right to designate the allocation of Net Premiums among the Fixed Account and the Sub-Accounts of the Variable Account. The initial allocation is shown in the Data Section. The allocation must be made in percentages. Each percentage must be a whole number. Each allocation made must be at least five percent.

The Owner may change the allocation of future premiums by notifying us in writing at our Home Office. We reserve the right to restrict the number of different Sub-Accounts to which premiums are allocated over the life of this contract to seventeen.

INVESTMENT

Investment may be made in the Fixed Account and/or in one or more of the Sub-Accounts of the National Variable Annuity Account II (herein called the "Variable Account"). The Contract Value in the Variable Account is based on the investment experience of the chosen Sub-Account(s) of the Variable Account, and may increase or decrease daily. It is not guaranteed as to dollar amount.

FIXED ACCOUNT. The Fixed Account is composed of the admitted assets of National Life Insurance Company other than those in the Variable Account or any other separate account.

Unless stated otherwise in this contract, all monies transferred and charges deducted from the Fixed Account are done so on a last-in-first-out basis.

INTEREST RATES CREDITED TO THE CONTRACT VALUE IN THE FIXED ACCOUNT. The rate of interest credited on any portion of the Contract Value in the Fixed Account shall never be less than the Minimum Fixed Account Interest Rate shown in the Data Section. We may credit interest at a higher interest rate. Any higher interest rate credited on Contract Value in the Fixed Account shall remain in effect for at least a one-year period.

Allocations to the Fixed Account made at different times may be credited interest at different rates. Each month we will declare an interest rate to apply to amounts allocated or transferred to the Fixed Account during that month. The rate declared on such amounts will remain in effect for twelve months. At the end of the twelve month period, such amounts and accrued interest thereon will rollover for interest crediting at a new rate. The interest credited to such rollover amounts may be at a different rate than that applicable to new allocations to the Fixed Account on that date.

VARIABLE ACCOUNT. The Variable Account is composed of assets owned by National Life Insurance Company. These assets are held separate and apart from Fixed Account assets. The Variable Account is devoted exclusively to the investment of assets of variable annuity contracts. Income, gains, and losses from assets allocated to the Variable Account, whether or not realized, are credited to or charged against such account without regard to our other income, gains or losses. The portion of the assets of the Variable Account equal to the reserves and other liabilities for these contracts shall not be chargeable with liabilities arising out of any other business which we may conduct.

We may transfer assets which exceed the reserves and other liabilities of the Variable Account to our Fixed Account.

The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 ("the 1940 Act"). It is also governed by applicable state law. We may make certain changes if, in our sole judgment, they would best serve the interest of the owners of contracts such as this one or would be appropriate in carrying out the purposes of such contracts.

Any changes will be made only if permitted by applicable laws and regulations. Also when required by law, we will obtain the approval of policyowners of the changes and the approval of any appropriate regulatory authority.

For example, we may:

    1. operate the Variable Account as a management company under the 1940 Act; and

    2. deregister the Variable Account under the 1940 Act if registration is no longer required; and

    3.  combine or substitute separate accounts, including the Variable
        Account;
and

    4.  create new separate accounts; and

    5. transfer all or part of the assets of the Variable Account to another separate account or to the Fixed Account; and

    6.  add new investment funds or remove existing investment funds; and

    7. make any changes necessary to comply with, or obtain and continue any exemptions from the 1940 Act; and

    8. make any other necessary technical changes in this policy to conform with any action this provision permits us to take.

SUB-ACCOUNTS. The Variable Account has several Sub-Accounts. Each Sub-Account invests exclusively in shares of an investment fund. Each investment fund represents a separate investment portfolio.

If, in our judgment, an investment fund no longer suits the investment goals of this contract, or tax or marketing conditions so warrant, we may substitute shares of another investment fund or shares of another investment company.

Income and realized and unrealized gains or losses from the assets of each Sub-Account of the Variable Account are credited to or charged against that Sub-Account without regard to income, gains, or losses in the other Sub-Accounts of the Variable Account, the Fixed Account, or any other separate accounts. We reserve the right to credit or charge a Sub-Account in a different manner if required, or made appropriate, by reason of a change in the law. We maintain records of all purchases and redemptions of investment fund shares by each of the Sub-Accounts.

VALUATION. We will value the assets of each Sub-Account of the Variable Account on every Valuation Date.

VALUATION DATE AND VALUATION PERIOD. A Valuation Date is each day that the New York Stock Exchange is customarily open for trading, except for:

    1.  the day following Thanksgiving in each year; and

    2. any day on which trading is restricted by directive of the Securities and Exchange Commission.

A Valuation Period is the period between two successive Valuation Dates.

CONTRACT VALUE

CONTRACT VALUE. The Contract Value of this contract is equal to the sum of the Contract Value in the Fixed Account and the Contract Value in the Variable Account.

CONTRACT VALUE IN THE FIXED ACCOUNT. Prior to the Date of Issue of the contract, the Contract Value in the Fixed Account is zero. The Contract Value in the Fixed Account on any day on or after the Date of Issue is:

    1.  the Contract Value in the Fixed Account on the prior day; plus

    2. one day's interest on the prior day's Contract Value in the Fixed Account; plus

    3. the amount of all Net Premiums credited on that day which are allocated to the Fixed Account; plus

    4. the amount of all Contract Value transferred to the Fixed Account from a Sub-Account of the Variable Account on that day; less

    5. the amount of all Contract Value transferred from the Fixed Account to a Sub-Account of the Variable Account on that day; less

    6. the amount of any Transfer Charge assessed to the Fixed Account on that day; less

    7. the amount of all Contract Value withdrawn from the Fixed Account on that day; less

    8. any rider charges and Administration Charge allocated to the Fixed Account which is due on that day.

CONTRACT VALUE IN THE VARIABLE ACCOUNT. The Contract Value in the Variable Account is the sum of the Contract Values in each Sub-Account of the Variable Account.

On any day which is a Valuation Date, the Contract Value in each Sub-Account is the number of units in the Sub-Account multiplied by the Unit Value on that date.

On any date after the Date of Issue other than a Valuation Date, the Contract Value in a Sub-Account is as determined on the next following Valuation Date.

UNITS IN A SUB-ACCOUNT. Money allocated, transferred, or added to a Sub-Account purchases units in that Sub-Account. Any money invested in a Sub-Account increases the number of units of that Sub-Account credited to this contract. Units are redeemed when amounts are deducted, transferred, or withdrawn.

The number of units credited to a contract equals the dollar amount directed to each Sub-Account divided by the Unit Value for that Sub-Account for the Valuation Date as of which the dollar amount is invested in the Sub-Account. For each Sub-Account, the number of units purchased or redeemed in connection with a particular transaction is determined by dividing the dollar amount of the transaction by the Unit Value on the day the transaction is performed.

UNIT VALUE. The Unit Value in a Sub-Account on any Valuation Date is equal to that Unit Value on the immediately preceding Valuation Date multiplied by the Net Investment Factor in effect for that Sub-Account.

NET INVESTMENT FACTOR. Each Sub-Account of the Variable Account has its own Net Investment Factor. The Net Investment Factor measures the performance of the Sub-Account during individual Valuation Periods. The Net Investment Factor is calculated as follows:

    1. Take the net asset value per share of the corresponding investment fund on the current Valuation Date.

    2. Add the per share capital gain or loss and dividend distribution of the investment fund during the current Valuation Period.

    3. Divide the result of item (2) by the net asset value per share of the corresponding investment fund on the just prior Valuation Date.

    4. Subtract from the result of item (3) any Tax Charge during the current Valuation Period.

    5. Subtract from the result of item (4) the number of days in the Valuation Period multiplied times the sum of the Mortality and Expense Risk Charge and the Administration Charge shown in the Data Section.

The result of item (5) is the Net Investment Factor on the current Valuation
Date.

DIVIDENDS. We may credit this contract with shares, called dividends, from our divisible surplus. However, it is expected that no dividends will be credited to this contract. Any dividends shall be set by us and shall be credited on the Contract Anniversary. Any dividends credited shall be paid in cash.

CONTRACT BENEFITS

This contract will be administered to fully conform with the provisions of
Section 72(s) of the Internal Revenue Code.

DEFERRAL OF MATURITY DATE. If we approve, the Owner may defer the Maturity Date upon written request received by us at our Home Office.

PAYMENT ON MATURITY. Upon the Maturity Date stated in the Data Section, the Cash Surrender Value is payable to the Payee in a single sum. In lieu of this lump sum payment, an income may be payable to the Payee in accordance with a Payment Option chosen by the Owner. The amount of income shall be determined by applying the Contract Value less any state premium tax that is assessed on distributions as of the date this contract matures as proceeds under that Payment Option.

Upon the Maturity Date, unless we receive at our Home Office written instructions from the Owner to the contrary, the Owner will be deemed to have elected an income payment pursuant to Option 3 - Payments for Life with Period Certain, with monthly payments for 120 months, continuing thereafter during the life of:

    1.  the Annuitant; or

    2.  the Owner, if the Annuitant is not living.

DEATH BENEFIT. A Death Benefit is payable to the Beneficiary when we receive at our Home Office due proof that any human Owner, or the Annuitant if the Owner is not a human being, died prior to the Maturity Date and while this contract was in force.

    1. If the deceased died prior to his or her Attained Age 81, this Death Benefit is the greater of:

       a.   the Contract Value on the date we receive proof of death;

       b. the sum, as of the date we receive proof of death, of all Net Premiums less cumulative withdrawals made since the Date of Issue of this contract;

       less any state premium tax that is assessed on distribution.

    2. If the deceased died on or after his or her Attained Age 81, this Death Benefit is the Contract Value on the date we receive proof of death less any state premium tax that is assessed on distribution.

If the Annuitant dies prior to the Maturity Date while the Owner is a human being, and the Owner does not name a new Annuitant during the first 90 days following the death of the Annuitant, we will pay a Death Benefit equal to the Cash Surrender Value to the Beneficiary.

Any Death Benefit is payable in one sum, or the Beneficiary may elect settlement under one of the Payment Options of this contract. We may restrict the availability of Payment Options when distributing Death Benefits to Fixed Payment Options. The Death Benefit will accrue interest from the date we receive proof of the death to the date of lump sum payment or the Option Effective Date at a rate of interest not less than the Minimum Interest Paid on Death Claims rate shown in the Data Section.

Payments must be completed by December 31st of the fifth calendar year immediately following the year of the death, except that, if the Beneficiary is a human being and so elects, the payments may be made:

       1. over the life of the Beneficiary, or

       2. according to a fixed schedule which does not extend beyond the life expectancy of the Beneficiary,

provided that payments begin within one year from the date of the death.

If there is no named Beneficiary, payment of the Death Benefit will be made in a lump sum to the estate of the deceased on or prior to December 31st of the fifth calendar year immediately following the year of the death.

Upon payments of a Death Benefit all rights under this contract shall cease.

JOINT OWNERS. If this contract is jointly owned, the Death Benefit will be payable on the death of the first human Owner to die.

CASH SURRENDER VALUE.  The Cash Surrender Value on any day shall be equal to:

    1. the Contract Value on such day; less

    2. any state premium tax that is assessed on distribution; less

    3. the Contingent Deferred Sales Charge which would apply if the entire Contract Value were withdrawn on such day.

When no Cash Surrender Value remains, all rights under this contract shall cease.

WITHDRAWALS AND TRANSFER

The removal of all Contract Value from this contract is a Cash Surrender. The removal of less than the full Contract Value may be made on the first Contract Anniversary and thereafter by withdrawal.

WITHDRAWAL BENEFIT. We will pay a Withdrawal Benefit upon written request by the Owner received by us at our Home Office. Such request must be made prior to the Maturity Date. The Withdrawal Benefit shall be equal to any Contract Value withdrawn less any Contingent Deferred Sales Charge.

SYSTEMATIC WITHDRAWALS. Unless either Portfolio Rebalancing or Dollar Cost Averaging has been elected for this contract, the Owner may request the payment of Withdrawal Benefits according to a schedule of Systematic Withdrawals. According to the chosen schedule, periodic withdrawals of a fixed dollar amount will automatically be made from the Contract Value. Periodic withdrawals may be made annually, semi-annually, quarterly,or monthly.

The Contract Value must be at least $15,000 before any schedule of Systematic Withdrawals may be placed into effect. The dollar amount of each periodic withdrawal may not be less than $100.

The Owner may change the frequency of withdrawals or the withdrawal schedule at any time.

Systematic Withdrawals will cease upon the earliest of the following:

    1. the death of the Owner; or

    2. when a Systematic Withdrawal would result in less than $3,500 of Contract Value left remaining in the contract on the day of withdrawal; or

    3. the Maturity Date; or

    4. written request for cessation by the Owner is received by us at our Home Office; or


    5. 60 days prior written notice provided to the Owner by us.


CONTINGENT DEFERRED SALES CHARGE. For purposes of determining the Contingent Deferred Sales Charge, the Contract Value will be apportioned into segments of size equal to the Net Premiums paid into this contract. Such segments will be considered withdrawn in the order in which the corresponding Net Premiums were received.

The Contingent Deferred Sales Charge is a percentage of the apportioned Contract Value withdrawn, and is determined independently for each segment. The percentage depends upon the number of full 365-day years elapsed between the date the Net Premium was credited and the date of the withdrawal.

The Contingent Deferred Sales Charge for each segment of the Contract Value withdrawn is determined by multiplying the amount of the Contract Value in that segment times the appropriate Contingent Deferred Sales Charge Percentage shown in the table below:

                 Contingent Deferred Sales Charge Percentage

              Number of Full Years         Contingent Deferred
                  Elapsed Since               Sales Charge
               Net Premium Payment             Percentage
                    0  Years                       7%
                    1  Year                        6%
                    2  Years                       5%
                    3  Years                       4%
                    4  Years                       3%
                    5  Years                       2%
                    6  Years                       1%
                    7+ Years                       0%

All surrenders and withdrawals will be made last from available earnings credited to this contract. No Contingent Deferred Sales Charge will be assessed upon the surrender or withdrawal of any earnings.

WAIVER OF CONTINGENT DEFERRED SALES CHARGES ON 15% OF CONTRACT VALUE. After the first Contract Anniversary, there shall be no Contingent Deferred Sales Charge on total Contract Value withdrawn during any Contract Year in a amount equal to up to 15% of the Contract Value at the start of the Contract Year.

This Waiver of Contingent Deferred Sales Charges does not apply upon Cash Surrender. Any Contingent Deferred Sales Charges waived through operation of this provision during the 12 months immediately preceding Cash Surrender of this contract will be assessed against the Cash Surrender Value.

WAIVER OF CONTINGENT DEFERRED SALES CHARGES FOR CONFINEMENT TO AN ELIGIBLE NURSING HOME. Following the first Contract Anniversary, Contingent Deferred Sales Charges will be waived if the Owner has been confined to an Eligible Nursing Home for at least the 90 continuous day ending on the date of the withdrawal request. Confinement must have begun while this contract was in force, and the confinement must be expected to be permanent.

An Eligible Nursing Home is an institution or special unit of a hospital which meets all of the following:

    1. It is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; and

    2. Its main function is to provide skilled or intermediate nursing care;
       and

    3. It is engaged in providing continuous room and board accommodations;
       and

    4. It is under the supervision of:

          a.    a Registered Nurse (RN); or

          b.    a Licensed Practical Nurse (LPN); or

          c.    a Licensed Vocational Nurse (LVN); and

    5. It maintains a daily medical record of each patient

An Eligible Nursing Home is not:

    1. Any home, facility or part thereof used primarily for rest; or

    2. A home or facility used for the aged or for the care of substance abusers; or

    3. A home or facility primarily used for the care and treatment of mental diseases or disorders, or custodial or educational care.

We must receive written proof satisfactory to us that the Owner has been confined to an Eligible Nursing Home. A written statement from a licensed physician, other than the Owner or a member of the Owner's immediate family, will serve as satisfactory proof.

GENERAL WITHDRAWAL TERMS. The minimum Withdrawal Benefit is $500. The maximum Withdrawal Benefit allowed is that amount which leaves no less than $3,500 of Contract Value in the contract on the day of the withdrawal. If the Owner requests a withdrawal that would leave less than $3,500 of Contract Value remaining in the contract on the day of withdrawal, the requested withdrawal will not be processed until further instructions are received from the Owner.

ALLOCATION OF WITHDRAWALS. The amount withdrawn shall be allocated among and deducted from the Contract Values held in each account according to the following prioritization:

    1. first, from the Contract Value held in specific Sub-Accounts as specified by the Owner, if the Owner so specifies; and

    2. second, from the Contract Value in proportion to the Contract Values held in the Sub-Accounts of the Variable Account and the Fixed Account on the day the withdrawal is made.

Within the Fixed Account, withdrawals will be from the Contract Value attributable to Net Premiums in the order in which they were credited.

ALLOCATION OF CONTINGENT DEFERRED SALES CHARGES. To the extent possible, Contingent Deferred Sales Charges will be assessed against the Contract Value in the Fixed Account and the Sub-Accounts of the Variable Account in proportions comparable to the Allocation of Withdrawals. If insufficient Contract Value remains in any of the impacted accounts to complete this assessment, the unallocated portion of the Contingent Deferred Sales Charge shall be deducted from the Fixed Account and the Sub-Accounts in proportion to the respective Contract Values held in those accounts immediately following the withdrawal.

TRANSFERS. Subject to any applicable Transfer Charges, the Owner may transfer Contract Value among the Sub-Accounts or to the Fixed Account without limitation. However, we reserve the right to restrict the amount of Contract Value transferred from the Variable Account to the Fixed Account in any Contract Year to 25% of the Contract Value in the Variable Account at the start of the then current Contract Year.

Once each calendar year a transfer of Contract Value from the Fixed Account to the Variable Account may be made. Such a transfer may occur only between January lst and February 15th of the calendar year. We reserve the right to restrict the amount of Contract Value transferred from the Fixed Account to the Variable Account in any year to 10% of the Contract Value in the Fixed Account on the date of transfer. Additionally, we reserve the right to impose a one year waiting period on transfers of Contract Value back into the Fixed Account that were previously moved from the Fixed Account to the Variable Account.

While a Payment Option is operational, transfers are only allowed between the Sub-Accounts of the Variable Account; no transfers will be allowed between the Fixed and the Variable Accounts.

DOLLAR COST AVERAGING. If this feature is then available, the Owner may elect in writing to have Contract Value transferred from the Money Market Fund Sub-Account of the Variable Account into another designated Sub-Account or Sub-Accounts through an automatic monthly transfer of funds called Dollar Cost Averaging. These monthly transfers will occur on successive Monthly Contract Dates beginning on the first Monthly Contract Date following election on which Contract Value may be transferred from the Money Market Fund Sub-Account.

The amount transferred each month may not be less than $100, except on any Monthly Contract Date on which the amount of Contract Value in the Money Market Fund Sub-Account is less than $100.

Dollar Cost Averaging on this policy will be discontinued:

    1. when the Contract Value in the Money Market Fund Sub-Account is depleted; or

    2. upon written request by the Owner received at our Home Office; or

    3. upon 60 days prior written notice provided to the Owner by us.

The Company may at any time stop offering the Dollar Cost Averaging feature altogether, upon 60 days prior written notice to all policyholders then utilizing this feature. The Owner may not elect Dollar Cost Averaging if Systematic Withdrawals are being made on this contract or if Portfolio Rebalancing has been elected.

PORTFOLIO REBALANCING. If this feature is then available, the Owner may elect in writing to have the Contract Value automatically redistributed on a periodic basis according to the Premium Allocation percentages then in effect on this contract. Portfolio Rebalancing may be done annually, semi-annually quarterly, or monthly.

Portfolio Rebalancing on this contract will be discontinued:

    1. when the premium allocation percentages are changed; or

    2. upon written request by the Owner received at our Home Office; or

    3. upon 60 days prior written notice provided to the Owner by us.

The Company may at any time stop offering the Portfolio Rebalancing feature altogether, upon 60 days prior written notice to all policyholders then utilizing this feature. The Owner may not elect Portfolio Rebalancing if Systematic Withdrawals are being made on this contract or if Dollar Cost Averaging has been elected.

CHARGES AGAINST THE CONTRACT VALUE

MORTALITY AND EXPENSE RISK CHARGE AND ADMINISTRATION CHARGE. The Mortality and Expense Risk Charge and the Administration Charge are shown in the Data Section.

The Mortality and Expense Risk Charge and the Administration Charge, assessed on each day that the contract is in force, are not deducted from funds held in the Fixed Account. The Mortality and Expense Risk Charge and the Administration Charge are assessed both prior to the Maturity Date and during the operation of any Payment Option elected under this contract.

ANNUAL CONTRACT FEE. The Annual Contract Fee, stated in the Data Section, is deducted from the Contract Value on the Date of Issue and on each Contract Anniversary on which the Contract Value is less than $50,000.

RIDER CHARGES. Rider Charges for riders attached to this contract are stated in the Data Section, and are deducted as described in the riders.

The Annual Contract Fee and Rider Charges shall be allocated among and deducted from all accounts on a pro rata basis.

TAX CHARGE. We reserve the right to deduct any charge for taxes or amounts set aside as a reserve for taxes in determining the Net Investment Factor in the event that such a tax is levied on that Sub-Account in the future.

TRANSFER CHARGE. We may charge a Transfer Charge for the thirteenth and each subsequent requested transfer of Contract Value between and among the Fixed Account and the Sub-Accounts occurring during any Contract Year. Transfers to or from more than one account at the same time shall be treated as one transfer. The Transfer Charge may not exceed the Maximum Transfer Charge stated in the Data Section. Transfer Charges shall be allocated among and deducted from the Fixed Account and the Sub-Accounts in proportion to the Contract Values to be transferred from such accounts.

No Transfer Charge will be imposed, nor will a debit be made against the twelve free transfers allowed each Contract Year, for the transfer of Contract Value:

    1. from a Sub-Account of the Variable Account to another Sub-Account or to the Fixed Account, if there has been a material change in the investment policy of the fund in which the funds of that Sub-Account are invested; or

    2. according to the terms of the Dollar Cost Averaging feature; or

    3. according to the terms of the Portfolio Rebalancing feature.

PAYMENT OPTIONS

The term "proceeds" in this contract refers to any monies available for distribution from the contract according to its terms.

When proceeds are taken in a lump sum, all other rights and benefits under this contract shall cease. All or part of the proceeds of this contract may be applied under a Payment Option. When proceeds are applied under a Payment Option, all other rights and benefits under this contract shall cease.

While a Payment Option is operational, transfers are only allowed between the Sub-Accounts of the Variable Account; no transfers will be allowed between the Fixed and the Variable Accounts.

In addition to the following options, other payment options may be available. We may issue a document stating the terms of the option.

OPTION EFFECTIVE DATE. The Option Effective Date is the date the proceeds become payable.

GENERAL PAYMENT OPTION TERMS. If the proceeds to be placed under a Payment Option are less than $3,500, we may pay them in one sum to the Payee. If any payments would be less than $100, we may change the frequency to provide payments of at least $100.

If the proceeds are assigned on the Option Effective Date, we will pay the assignee's share in one sum and place only the balance under the option. After the Option Effective Date neither the payments nor the remaining value may be assigned or encumbered. To the extent the law permits, they are not subject to any claims against the payee.

We may require proof to our satisfaction that any person upon whose life payments are predicated is alive on the date any payment is due, and that the Payee is alive on that date.

The schedule of payments under any operational Payment Option may not be extended upon the death of the Owner.

CHOICE OF OPTION. Choice of an option may be made by the Owner on or prior to the Maturity Date.

Equivalent payments for 12-, 6-, 3-, or 1-month intervals may be chosen. The options are described in terms of monthly payments. We will quote the amount of the other any payments on request.

FIXED PAYMENT OPTION. Proceeds originating in the Fixed Account are applied to a Payment Option providing a fixed monthly benefit. The dollar amount of the annuity payments is determined by applying those proceeds in the Fixed Account to the applicable annuity table. These annuity payments are fixed and do not change from month to month.

VARIABLE PAYMENT OPTION. Proceeds originating in the Variable Account are applied to a Payment Option on a variable basis. The monthly payment will change from month to month depending on the investment performance of the Sub-Accounts of the Variable Account.


On the Option Effective Date, the proceeds from each Sub-Account are applied to the selected Payment Option independently to determine the initial amount of monthly payment associated with each Sub-Account. The dollar amount of the first monthly payment made from each Sub-Account is then divided by the Annuity Unit Value for that Sub-Account on the Option Effective Date to determine the number of units of each annuity payment associated with that Sub-Account. Except as may be affected by the transfer of units between Sub-Accounts, the number of units remains fixed for the entire payment period.


The dollar values of subsequent payments made from individual Sub-Accounts are determined by multiplying the fixed number of units in each Sub-Account by its Annuity Unit Value on the date of payment. The total monthly payment made from a Payment Option on a variable basis is the sum of the monthly payments made from each Sub-Account.

The Mortality and Expense Risk Charge and the Administration Charge remain applicable while a Variable Payment Option is operational, as they are reflected in the determination of the Annuity Unit Value. No Annual Contract Fee or Rider Charges continue during a Payment Option.

ANNUITY UNIT VALUE. On any Valuation Date the Annuity Unit Value in a Sub-Account is equal to that Annuity Unit Value on the immediately preceding Valuation Date multiplied by the Net Investment Factor for that Sub-Account divided by the factor 1.035 raised to the power n/365, where n is the number of days elapsed since the immediately preceding Valuation Date.

Contract Value may be transferred among the Sub-Accounts of the Variable Account. On the date of the transfer, the number of units to be transferred from a Sub-Account will be multiplied by the Annuity Unit Value for that Sub-Account to determine the dollar amount transferred. This dollar amount is then divided by the Annuity Unit Value of the Sub-Account into which the amount is transferred to determine the fixed number of units transferred into that Sub-Account.

OPTION 1 - PAYMENTS FOR A STATED TIME. Monthly payments shall be made for a stated number of years. The stated number of years must be at least five.

The Owner has the right to change from Option I - Payments for a Stated Time to another Payment Option. The remaining value under the old option shall become the proceeds to be placed under the new option. The Owner may also surrender the contract under Option 1, subject to any applicable Contingent Deferred Sales Charge.

OPTION 2 - PAYMENTS FOR LIFE. Monthly payments shall be made during the life of a chosen human being. The amount of each monthly payment depends on the age and sex of the chosen human being on the Option Effective Date.

OPTION 3 - PAYMENTS FOR LIFE WITH PERIOD CERTAIN. MONTHLY payments shall be made for 120 or 240 months certain and thereafter during the life of a chosen human being. The amount of each monthly payment depends on the age and sex of the chosen human being on the Option Effective Date and on the length of the chosen period certain.

                            Options 2 and 3 Table
                Monthly Payments for Each $1,000 of Proceeds

           (Amounts shown are for the age nearest birthday on the
                               Effective Date)
          ---------------------------------------------------------------

                              Guaranteed Period
           --------------------------------------------------------------

                    Male                              Female
               ----------------------      ------------------------------
                    120         240                    120       240
Age     None       Months      Months       None     Months     Months
-------------------------------------------------------------------------
50      $ 3.93     $ 3.90      $ 3.81      $ 3.64     $ 3.63    $ 3.59
51        4.00       3.96        3.86        3.69       3.68      3.63
52        4.06       4.02        3.90        3.74       3.73      3.67
53        4.13       4.09        3.96        3.80       3.78      3.72
54        4.20       4.15        4.01        3.85       3.83      3.77
55        4.28       4.22        4.06        3.91       3.89      3.82
56        4.36       4.30        4.11        3.98       3.95      3.87
57        4.44       4.38        4.17        4.05       4.02      3.92
58        4.54       4.46        4.23        4.12       4.09      3.97
59        4.63       4.55        4.28        4.19       4.16      4.03
60        4.74       4.64        4.34        4.27       4.23      4.09
61        4.85       4.74        4.40        4.36       4.31      4.15
62        4.97       4.84        4.46        4.45       4.40      4.21
63        5.09       4.95        4.51        4.55       4.49      4.27
64        5.23       5.06        4.57        4.65       4.58      4.33
65        5.37       5.18        4.63        4.77       4.68      4.40
66        5.53       5.30        4.68        4.88       4.79      4.46
67        5.69       5.43        4.73        5.01       4.90      4.52
68        5.87       5.56        4.78        5.15       5.02      4.59
69        6.06       5.70        4.83        5.29       5.14      4.65
70        6.26       5.84        4.87        5.45       5.28      4.71
71        6.47       5.99        4.91        5.62       5.41      4.76
72        6.70       6.14        4.95        5.81       5.56      4.82
73        6.94       6.29        4.98        6.01       5.71      4.86
74        7.20       6.44        5.02        6.23       5.87      4.91
75        7.48       6.60        5.04        6.46       6.03      4.95
76        7.78       6.75        5.07        6.71       6.20      4.99
77        8.09       6.91        5.09        6.98       6.37      5.02
78        8.43       7.07        5.11        7.27       6.55      5.05
79        8.80       7.22        5.12        7.59       6.72      5.07
80        9.19       7.37        5.13        7.93       6.90      5.10
81        9.60       7.51        5.14        8.30       7.08      5.11
82       10.04       7.65        5.15        8.70       7.25      5.13
83       10.51       7.78        5.16        9.13       7.41      5.14
84       11.01       7.91        5.16        9.60       7.57      5.15
85+      11.55       8.02        5.17       10.10       7.72      5.16

                 + Higher ages the same

GENERAL TERMS

CONSIDERATION. This contract is issued in consideration of the application and payment of the minimum premium due on the Date of Issue of this contract.

ENTIRE CONTRACT. The entire contract between the parties is this contract and a copy of the application and any riders and endorsements which are attached at issue. Any changes of this contract must be written and may be made only by one of our authorized officers or registrars.

CONTRACT MONTHS, YEARS, AND ANNIVERSARIES. Policy Months, Years, and Anniversaries shall be measured from the Date of Issue.

The Date of Issue is the first Monthly Contract Date. The Monthly Contract Date shown in the Data Section occurs on the same day each month or on the last day of any month having no such date.

PAYMENT OF BENEFITS. We will make all payments under this contract at our Home Office.

POSTPONEMENT OF PAYMENTS. We will pay any amounts allocated to the VARIABLE ACCOUNT which are payable as a result of Cash Surrender, or Withdrawals within seven days after we receive written request in a form satisfactory to us. However, determination and payment of any amount payable from the Variable Account may be postponed whenever:

    1. The New York Stock Exchange is closed, or trading on the New York Stock Exchange is restricted by directive of the Securities and Exchange Commission; or

    2. the Securities and Exchange Commission by order permits postponement for the protection of policyholders; or

    3. an emergency exists, as determined by the Securities and Exchange Commission, as a result of which it is not reasonably practicable to dispose of securities or to determine the value of the net assets of the Variable Account.

Transfers to or from the Sub-Accounts of the Variable Account, though normally occurring on the same day we receive the request for transfer, may also be postponed upon any of the above requests.

We may delay payment of any amounts allocated to the FIXED ACCOUNT which are payable as a result of Cash Surrender, or Withdrawals for up to six months after we receive written request in a form satisfactory to us.

We will pay the Death Benefit within seven days after we receive due proof satisfactory to us of the death while this contract is in force. We may postpone determination and payment of any Death Benefit in excess of the Contract Value upon any of the events enumerated above.

We have the right to postpone payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank or other financial institution on which it is drawn.

If any payment under this contract is deferred for more than 30 days, we will add to the payment interest of at least 4 1/2% per year from the date we receive the request to the date of payment.

NOTICES. Unless this contract provides otherwise, any requests, changes, or notices:

    1. from us to the Owner shall be sent to the last address known to us of the Owner; and

    2. from us to an assignee shall be sent to the last address known to us of such assignee; and

    3. from the Owner or an assignee to us must be in writing and received by us at our Home Office in Montpelier, Vermont.

ANNUAL REPORT. At least once each Contract Year we will send a report to the Owner. The report will be sent without charge and will show, as of its date:

    1. the Contract Value, detailing the distribution of the Contract Value in the Fixed Account and each Sub-Account of the Variable Account; and

    2.  the Cash Surrender Value.

This report will also provide a summary of transactions made during the previous Contract Year and any information required by law.

ATTAINED AGE. The Attained Age of the Annuitant on any date is the Issue Age of the Annuitant shown in the Data Section plus the number of full Policy Years which have passed since the Date of Issue.

The Attained Age of the Owner on any date is the Issue Age of the Owner shown in the Data Section plus the number of full Policy Years which have passed since the Date of Issue.

MISSTATEMENT OF AGE OR SEX. If an age or sex has been misstated, benefits provided by this contract shall be those appropriate to the correct age and sex.

PROOF OF AGE. We may require proof to our satisfaction of the age of any person upon whose continued life payments are based before we start income payments.

VALUES. The Cash Surrender Value, Death Benefit, and payments made under any Payment Option of this contract are not less than the minimum values and benefits required by the law of the state in which this contract is delivered. A detailed statement of the method used to compute Cash Surrender Values has been filed in that state.

The tabled values in Payment Options are based on the 1983 Table "a" for annuities projected to the year 2000 using Scale G, an expense load of 10%, and compound interest at a rate of 3 1/2% per year.

LIMIT ON TRANSFER. Unless we receive at our Home Office written request by the Owner to inactivate this Limit on Transfer provision, the Owner may not:

    1.  sell or assign the contract, except to us; or

    2.  use the contract as collateral for a loan; or

    3.  pledge the contract as security.

This provision shall not apply if the Owner is a trustee of a trust that is described in Section 401(a) and is exempt from tax under Section 501(a) of the Internal Revenue Code.

SPENDTHRIFT PROVISION. Unless we receive at our Home Office written request by the Owner to inactivate this Spendthrift Provision, to the extent allowed by law and by this contract:

    1. only the Owner may transfer, anticipate, commute or encumber the proceeds of this contract; and

    2. only legal process against the Owner may affect the proceeds of this contract.

Any proceeds payable after this provision is inactivated by the Owner shall not be affected by this provision.

ARBITRATION. Any controversy arising under, out of, in connection with, or relating to this contract, or any amendment to or breach of this contract, shall be determined and settled by arbitration in the state of residence of the Owner, in accordance with the rules of the American Arbitration Association or any similar rules to which the parties agree. Any reward rendered through arbitration shall be final and binding on each and all parties involved, and judgment may be entered thereon in any court of competent jurisdiction.

A FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY.  THIS CONTRACT IS PARTICIPATING.

ANNUITY PAYMENTS, DEATH BENEFITS, CASH SURRENDER VALUES, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A VARIABLE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE DAILY IN ACCORDANCE WITH FLUCTUATIONS IN THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND SO ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

The Owner is a member of National Life Insurance Company while this contract is in force. The annual meetings of the Company are held at its Home Office in Montpelier, Vermont, on the first Friday in February in each year at 9 o'clock A.M.